Exhibit 99.2

Dear Colleagues,

Six months ago, we announced the approval by our Board of Directors of a plan to separate Tyco into three independent publicly traded companies as the best strategy to position our business for growth and value creation.

Today we are announcing an agreement involving our Flow Control business that helps us accelerate that strategy. The agreement involves merging Flow Control with Pentair, Inc. in a transaction that will create a new global leader in the flow control and filtration field.

For those of you unfamiliar with the company, Pentair is a diversified industrial company headquartered in Minneapolis, Minnesota. Its Water & Fluid Solutions business is a global leader in providing products and systems used in the movement, treatment and storage of water. Its Equipment Protection business is a leader in designing and manufacturing thermal management products and enclosures that protect sensitive electronics and the people that use them. With 2011 revenues of $3.5 billion, Pentair employs more than 15,000 people worldwide.

Under terms of the merger agreement, Tyco shareholders will own 52.5 percent of the combined Pentair and Flow Control company. This tax-free transaction will benefit our shareholders in several ways: They will have majority ownership of a company with nearly $8 billion in annual sales with growth prospects, financial strength and a predictable earnings growth profile even more compelling than Flow Control would as a standalone company. Our shareholders will also participate in the substantial value creation opportunities through operating and tax synergies that will benefit the combined company following the merger.

The merged company will also be able to provide our customers with a more robust portfolio of complementary products and solutions.  It will have an expanded presence in key end markets with greater opportunity to capitalize on growth trends in the global energy, infrastructure and industrial sectors.

For the vast majority of our 15,000 Flow Control colleagues, we expect the merger will provide opportunities for growth within a much larger company. We expect there to be some overlap in the headquarters roles between the Pentair and Flow Control teams and we will work closely with Pentair to assess the needs of the combined company.

The merged company, which will take the Pentair name, will be incorporated in Switzerland, with U.S. corporate offices remaining in Minneapolis.  Following completion of the transaction, the new Pentair is expected to have approximately 30,000 employees. Randall Hogan, Chairman and Chief Executive Officer of Pentair, will serve in those roles at the combined company.

Pentair has a successful track record integrating new businesses, and we expect this merger will be as seamless as possible. An integration team with representatives from both companies will be named in the near future.

Thanks to the hard work and dedication of our teams, we have been making excellent progress on our Tyco separation plan, and we are on track to file our Form 10s and the proxy in April and to complete the separation process in September. The additional work entailed in completing the merger with Pentair will not alter that schedule.

We appreciate all you are doing to maintain our high levels of performance and to meet and exceed all of our customers’ expectations as we go forward with this process. We look forward to keeping you informed of all key developments.

Sincerely,

A Message from Ed Breen Chairman and CEO Subject: Flow Control to Merge with Pentair, Inc. Date: March 28, 2012 Company Confidential: Internal Use Only